CHINA-SINGAPORE-HONG KONG-MACAO
                      JOINT VENTURE AGREEMENT

AGREEMENT made and entered into this 27th day of March 2000 by and between eConnect, and Raymond Kessler and Li-Wang Kessler (hereinafter "Kesslers"). The parties hereto have agreed and by these statements do hereby agree to associate themselves as Joint Venturers on the following terms and conditions.

                       PURPOSE OF JOINT VENTURE

Create a joint venture between eConnect and Kesslers. Kesslers will deliver a delegation from China to a meeting in the United States with eConnect to discuss launching eConnect services in China. Subsequent meetings with China Delegation contact(s) and their associates will explore forging business relationships in Singapore, Hong Kong, Macao and other countries.

                          TERMS OF AGREEMENT

1.  Responsibilities:  Kesslers will deliver the China
Delegation to a meeting in the United States. Kesslers (Li-Wang) a trusted resource to the head of the China Delegation will provide translation services (Mandarin) to the delegation and facilitate relationship - building between the China Delegation and eConnect to facilitate successful negotiations and execution of agreements. Kesslers will work to enhance communication with the China Delegation and create all necessary documents and correspondence in English.

2.  Compensation Paid by eConnect to Kesslers:

(a) 300,000 shares of free-trading eConnect stock. A flat fee in stock for delivering the China Delegation to an eConnect meeting hosted in the United States and not contingent upon any outcomes of the meeting. Said compensation to be due Kesslers upon commencement of the China Delegation meeting.

(b) 1% of daily transaction fee revenue generated from a China portal, and 1% of daily transaction fee revenue generated from other portals and agreements arising out of the China delegation and their associates. Said compensation to be paid to Kesslers every thirty (30) days.

(c) 300,000 shares of free trading eConnect stock per location for each Proof of Concept Test generated or if the subject test is waived then for each eConnect portal established/initiated at each location excluding China (Proof of Concept Test is set forth in Exhibit A - attached hereto and incorporated by reference).

3. Compensation Justification: The parties hereto recognize China as one of the most potentially lucrative and difficult markets to penetrate in the world. The parties further recognize that Contacts/Personal Relationship is the only access to presenting and sustaining business in the cultural context of China and that influential and reliable contacts are extremely difficult to establish. The above compensation is based on:

(a) The caliber of this China Delegation and their ability to interact with high level decision makers in China and elsewhere, and

(b) The long-term relationship of trust established between Kesslers and the head of the China Delegation, which will minimize communication, cultural, and trust impediments of doing business with this group, and ultimately to penetrating the markets in which they have influence.

4. Additional Compensation: In addition to the compensation as set forth above, as additional consideration to Kesslers for entering into this Agreement, eConnect will upon execution of this Agreement deliver to Kesslers 35,000 shares of free-trading eConnect stock that was owed to Kesslers by eConnect from a previous business transaction (issuance of shares to Raymond Kessler).

5. Taxes: Each party is only solely responsible for the payment of their own taxes (State and Federal) that arises from this Agreement.

6. Term of Joint Venture: The term of this Joint Venture shall commence on execution of this Agreement and continues until the Kesslers elect to end their active participation and only be entitled to receive their compensation for ongoing fees and revenues and expanded fees and revenues.

7. Capital Contribution and Losses: Kesslers will not be required to contribute any capital to this Joint Venture
Agreement at any time. All losses will be borne only by eConnect and not by the Kesslers and eConnect will be solely responsible for any and all losses associated with and resulting from this Joint Venture Agreement.

8. Indemnification: eConnect shall reimburse and indemnify and defend and hold harmless Kesslers from any and all expense, liabilities, attorney fees, damages, claims, lawsuits, SEC investigations and lawsuits and any and all types of private or governmental claims, investigations and lawsuits resulting from or arising out of the subject joint venture or any non-joint-venture business of eConnect (other business). EConnect further agrees to name the Kesslers as an additional insured on all insurance policies pertaining to eConnect concerning this Joint Venture Agreement.

9. Notices: Any notice required by this Agreement must be in writing and sent certified mail to the parties.

10. Accounting: Kesslers will have the right at all times to inspect any and all accounting records maintained by eConnect pertaining to this Joint Venture.

11. Scope of Joint Venture: This Joint Venture Agreement between eConnect and Kesslers only pertains to this "China-Singapore-Hong Kong Joint Venture" and does not create any type of agency or partnership or joint venture or any other type of business relationship (except shareholder status of Kesslers) pertaining to/concerning eConnect's "other" operations i.e. eConnect operations excluding China, Singapore, and Hong Kong and Macao.

12.  Definitions:

(a) China Delegation - means one or more persons. Meeting of China Delegates means and includes audio-conferencing and any other forms of meetings that are "not in person" meetings.

(b) Compensation - this term pertains to all agreements to establish eConnect portal access to each location irrespective of where the portal is geographically located (the China portal hardware and control will likely be housed outside of China and probably in Hong Kong). Compensation also includes all countries, provinces, etc. that globally develop from this Agreement and the contacts arising from this Joint Venture Agreement and pertains to all agreements arising out of both current and future negotiations involving the China Delegation and or their agents and partners.

13. Severability: If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all parties; each counter-part shall be deemed an original instrument as against any party who has signed it.

14. Governing Law: This Agreement is executed and intended to be performed in the State of California, and the laws of that state shall govern its interpretation and effect.

15. Successors: This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

16. Sole and Only Agreement: This instrument contains the sole and only agreement between the parties hereto relating to their joint venture and correctly sets forth the rights, duties, and obligations of each to the other in connection therewith as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

17. Amendment and Modification: This Agreement may be amended or modified in any way by an instrument in writing signed by the parties hereto and attached to this Agreement. Interlineation of this Agreement is permitted if signed by each party.

EXECUTED at Los Angeles County, California on the day and year first above written.

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President


/s/  Raymond Kessler
Raymond Kessler


/s/  Li-Wang Kessler
Li-Wang Kessler

                       PROOF OF CONCEPT TEST

Proof of Concept is defined as the usage of four (4) eConnect
PayMasters calling from a home, office, hotel room and public location to our eConnect bank host processing center located in the eConnect partners' country.

The test will be of three types:

A bill payment by ATM card with PIN or by a value added card which represents cash and which we are calling the EzyCard. This is known as the EzyPay service.

A self-service cash pay per play wager to the eConnect 777WINS
Internet Casino and to eConnect eSportsbet.com. The payment will again be by ATM card with PIN or by EzyCard. This is known as the EzyBet service.

A purchase from a catalog using a credit card or ATM card or EzyCard. This is known as the EzyShop service.

What eConnect will do at eConnect's cost:

We will install a basic eConnect Host Processor that is linked with the Partner's choice of banks.

We will provide the software and Paymaster equipment and will pay for the phone links between the eConnect host processing center and the bank, which will be authorizing the ATM card or credit card or EzyCard.

What the eConnect Partner will do:

Establish the relationship with the bank in order to run the Proof of Concept Test.

Establish a bill payment participant who will be paid by an EzyPay transaction.

Establish a catalog participant who will be paid by an EzyShop transaction.

Upon Successful Conclusion of the eConnect Proof of Concept Test:

eConnect and the China Partner will enter into a 50/50 Joint
Venture to develop the P.E.R.F.E.C.T. (Personal Encrypted Remote
Financial Electronic Card Transactions) industry in the Partner
Country.